Exhibit 3.382
BYLAWS
OF
TEXAS SPECIALTY PHYSICIANS

BYLAWS
OF
TEXAS SPECIALTY PHYSICIANS

Bylaws of Texas Specialty Physicians	Page i

Bylaws of Texas Specialty Physicians	Page ii

BYLAWS
OF
TEXAS SPECIALTY PHYSICIANS
ARTICLE I
Name and Purpose
1.01.	Name. The name of the Corporation is Texas Specialty Physicians

1.02.	Purpose. The Corporation is formed for any and all of the following purposes:
A.	the carrying out of scientific research and research projects in the public interest in the fields of medical sciences, medical economics, public health, sociology, and related areas;

B.	the supporting of medical education in medical schools through grants and scholarships;

C.	the improving and developing of the abilities of individuals and institutions studying, teaching, and practicing medicine;

D.	the delivery of health care to the public;

E.	the engaging in the instruction of the general public in the area of medical science, public health, and hygiene, and related instruction useful to the individual and beneficial to the community; and

F.	other activities useful or appropriate to the accomplishment of the foregoing purposes.
ARTICLE II
Offices
2.01.	Principal Office. The principal office of the Corporation will be located at 514 Bonham, Suite D, Mexia, TX 76667, or at such other place as the Board of Directors of the Corporation may determine to be in the best interest of the Corporation.

2.02.	Other Offices. The Corporation may have offices at such other places, either within or outside of the State of Texas, as the Board of Directors may from time to time determine or as the affairs of the Corporation may require.
ARTICLE III
Members
3.01.	Rights and Duties. This Corporation will have one class of members (“Members”). The Members will exercise such rights and perform such duties as may be provided by law, the Corporation’s Certificate of Formation, or these Bylaws. As used herein, with regard

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to the use of the word “Member,” the plural includes the singular and the singular includes the plural as necessary to accurately reflect the then-existing circumstances.

3.02.	Membership. The initial and sole Member of the Corporation will be Mexia-Principal, Inc.

3.03.	Annual Meeting. The annual meeting of the Members of the Corporation will be held annually at such date and time as will be designated from time to time by the Members, for the election of Directors and officers of the Corporation and the transaction of such other business as may lawfully come before the meeting. Written notice of any meeting will be given by mail, fax, or personally to the Member by or at the direction of the secretary not less than ten (10) days before the meeting. The notice will set forth the place, day, and hour of the meeting.

3.04.	Special Meeting. Special meetings of the Members will be called by or at the request of the president of the Corporation or the Members. Written notice of any special meeting will be given, by mail, fax, or personally, to the Member by or at the direction of the secretary not more than thirty (30) nor less than ten (10) days before the meeting. The notice will set forth the place, day, and hour of the meeting, and the purposes for which it was called. No other business will be transacted at the meeting.

3.05.	Conflicts of Interest. If any Member has a conflict of interest with the Corporation, prior to participating in any vote or discussion that implicates or pertains to such conflict of interest, the Member will disclose the conflict of interest to the other Members. The other Members will thereafter decide by majority vote whether the Member with the conflict of interest will be allowed to participate in any such discussion or vote by the Members. For purposes of this section, “conflict of interest” will mean having any direct or indirect pecuniary or ownership interest in an organization or entity that directly competes with the Corporation or its Members, or any group or entity with which the Corporation is jointly providing medical services, for the providing of medical services. The Corporation will adopt a format conflicts of interest policy which shall set forth the requirements herein.

3.06.	Resignation. Members may resign by filing a written resignation with the secretary of the Corporation. Such resignation will take effect on the date specified in such notice or, if not specified therein, then upon receipt by the secretary.

3.07.	Term of Membership. Unless a shorter term will be specified by the other Members at the time of election, the term of office of any Member will be life or perpetual.

3.08.	Transfer of Membership. Membership in this Corporation is transferable or assignable except as otherwise provided herein.

3.09.	Powers of Members. All business and non-clinical action, including (but not limited to) the following, will require the approval of the Members of the Corporation:
A.	the sale of substantially all the assets;

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B.	the adoption of any annual operating and capital budgets of the Corporation;

C.	any expenditure that is a material ($10,000 in any single or series of transactions) deviation from annual operating and capital budgets;

D.	the sale, gift, or other disposition of any property, real, personal, or mixed, of the Corporation;

E.	the lease, mortgage, or other transfer or encumbrance of any real property of the Corporation;

F.	any lease, mortgage, or other transfer or encumbrance (collectively, “Transfer”) of the personal property of the Corporation if the sum of such Transfer and the sum of all prior Transfers, per fiscal year, exceeds $10,000;

G.	the settlement, arbitration, or mediation of claims or litigation;

H.	the merger, combination, or consolidation of the Corporation with, or acquisition by the Corporation of, or acquisition of the Corporation or its business by, any other entity, or any amendment, change, modification, or supplement to, or waiver of any provision, term, or condition of, any agreement relating to such merger, combination, consolidation, or acquisition;

I.	the dissolution or liquidation of the Corporation or any plan or agreement relating thereto;

J.	the creation of, or investment in, any subsidiary entity;

K.	the execution, amendment, or termination of any management, employment, third party payor contract or managed care contract, or service contract;

L.	the issuance of any loans, guaranties, grants, or other payments not included and approved as part of the Corporation’s annual operating and capital budgets;

M.	the request of additional contributions of Members;

N.	the termination of memberships;

O.	the payment of physician compensation and benefits;

P.	the appointment of the president, vice-presidents (whether one or more), treasurer and the secretary of the Corporation;

Q.	the setting or change in the Corporation’s fiscal year; and

R.	the purchase or acquisition of any property (real, personal or mixed) by the Corporation in excess of $10,000 that is not provided for in the Corporation’s annual operating budget or capital budget;

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and must, prior to implementation, be approved as set forth in Section 3.11 (“Action by Members”) or Section 3.10 (“Action by Written Consent”). Notwithstanding any other provision contained in these Bylaws, Members will not have the power to make any decision or policy concerning credentialing, quality assurance, utilization review, peer review, or the practice of medicine.

3.10.	Action by Written Consent. Any action required or permitted by statute to be taken at a meeting of the Members may be taken without a meeting in the manner as may be provided in the Certificate of Formation or the Texas Business Organizations Code, as may be amended from time to time (“BOC”). Any such signed consent, or a copy thereof, will be placed in the minute book of the Corporation.

3.11.	Action by Members. Any action that may be required by law, the Corporation’s Certificate of Formation, or these Bylaws to be taken by Members as Members of the Corporation will be evidenced in writing, signed by the president or any other officer with signing authority for and on behalf of the Corporation and will be filed in the minute book of the Corporation as part of the permanent records of the Corporation.

3.12.	Non-Liability of Members. The Members of the Corporation will not be personally liable for the debts, liabilities, or obligations of the Corporation.

3.13.	Quorum of Members. A majority of Members will be a requisite and will constitute a quorum for the transaction of business at all meetings of Members, except as otherwise provided by statute, the Certificate of Formation, or these Bylaws. If a quorum is not present or represented at any meeting of Members, the Members entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At any continuation of a meeting following such adjournment at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

3.14.	Proxies. A Member may vote either in person or by proxy executed in writing by the Member or by his or her duly authorized attorney-in-fact, but no proxy will be valid after eleven (11) months from the date of its execution, unless otherwise expressly provided in the proxy. Each proxy will be revocable unless expressly provided therein to be irrevocable. Each proxy will be filed with the secretary of the Corporation prior to or at the time of the meeting. Any vote must be taken by written ballot upon the oral or written request of any Member.
ARTICLE IV
Directors
4.01.	General Powers. The clinical affairs of the Corporation will be managed by its Board of Directors, which may exercise all powers of the Corporation and do all lawful acts and things as are not by statute, the Certificate of Formation, or these Bylaws, directed or required to be exercised or done by the Members. The Board of Directors has the sole authority to direct the medical, professional, and ethical aspects of the Corporation’s

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practice of medicine. All credentialing, quality assurance, utilization review, and peer review policies will be made exclusively by the Board of Directors.

4.02.	Number, Tenure, and Qualifications and Requirements.
A.	Number. There will be an Initial Board of Directors (herein so called) that will consist of three (3) persons named in the Corporation’s Certificate of Formation and selected by the organizing and incorporating physician. The Initial Board of Directors will serve from the date the Certificate of Formation were filed with the Secretary of State until the subsequent Board of Directors is elected as hereinafter provided. The number of Directors may be increased or decreased by amendment of the Bylaws or by action of the Members with the approval of the Board of Directors, but the number of Directors may not be decreased to fewer than three (3) and provided that no decrease will shorten the term of any incumbent Director.

B.	Tenure. Each Director will serve for his or her term of office and until his or her successor will have been duly elected and qualified unless he or she is sooner removed in the manner specified in Section 4.04 of these Bylaws or until the earlier of the failure of the Director to be eligible to serve in accordance with paragraph C of this Section 4.02 of these Bylaws as Director of the Corporation or his or her death or resignation. For purposes of these Bylaws, a full term will be defined as a five (5) year term. Directors may serve consecutive terms.

C.	Qualifications and Requirements.
(1)	Directors need not be residents of Texas or Members of the Corporation.

(2)	Directors must be licensed by the Texas Medical Board (“TMB”) and actively engaged in the practice of medicine. The term “actively engaged in the practice of medicine” as used in these Bylaws will mean, as defined by the TMB, that the Director is engaged in diagnosing, treating, or offering to treat any mental or physical disease or disorder or any physical deformity or injury or performing such actions with respect to individual patients for compensation and will include clinical medical research, the practice of clinical investigative medicine, the supervision or training of medical students or residents in a teaching facility or program approved by the Liaison Committee on Medical Education of the American Medical Association, the American Osteopathic Association, or the Accreditation Council for Graduate Medical Education, and professional managerial, administrative, or supervisory activities related to the practice of medicine or the delivery of health care services.

(3)	Each Director must comply with all relevant provisions of the Texas Medical Practice Act and the TMB rules.

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(4)	Each Director must exercise independent judgment as a Director in all matters relating to credentialing, quality assurance, utilization review, peer review, and the practice of medicine.

(5)	If after taking office a Director discovers or recognizes an existing or potential conflict of interest with the Corporation, prior to participating in any vote or discussion of the Board of Directors (or any committee thereof) that implicates or pertains to such conflict of interest, the Director will disclose the conflict of interest to the other Directors. The other Directors will thereafter decide by majority vote whether the Director will be allowed to continue as a Director of the Corporation. For purposes of this section, “conflict of interest” will mean having any direct or indirect pecuniary or ownership interest in an organization or entity that directly competes with the Corporation.
D.	Statements and Reports. Each candidate for directorship will deliver to the TMB and the Corporation a sworn statement executed by that individual attesting to compliance with the qualifications for Directors set forth in the Certificate of Formation, and further stating:
(1)	he or she is actively engaged in the practice of medicine as defined by the rules of the TMB;

(2)	in serving as a Director of the Corporation, he or she will comply with all relevant provisions of the Texas Medical Practice Act (Texas Occupations Code Chapter 162) and TMB rules;

(3)	he or she will exercise independent judgment as a Director in all matters relating to credentialing, quality assurance, utilization review, peer review, and the practice of medicine;

(4)	he or she will immediately report to the TMB any act or event that such Director reasonably and in good faith believes constitutes a violation or attempted violation of the Texas Medical Practice Act or rules of the TMB; and

(5)	such other statements as may be required pursuant to TMB rules.

(6)	Directors will disclose financial relationships in accordance with Section 4.13 (“Financial Relationship”) hereof.
4.03.	Election. Subsequent to the appointment of the initial Board of Directors, Directors will be elected in the following manner. The Members will nominate, at each annual meeting, one qualified individual for each open position on the Board of Directors by a majority of the votes entitled to be cast at a meeting of the Members. Each individual so nominated will be elected to the Board of Directors upon the approval of at least a majority of the Directors in office at the time of the annual meeting when such nomination is made. To

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the extent that any individual nominated by the Members is not approved by at least a majority of the Directors in office at the time the nomination is made, the Members must nominate a new individual to fill such position who must be approved by a majority of the Directors in office at the time the nomination is made. Non-physicians may not appoint or elect any Director without the approval of at least a majority of the Board of Directors.

4.04.	Removal.
A.	By Members. Any one or more or all of the Directors may be removed for cause at any time by the affirmative vote of a majority of the Members. Cause for removal will include (i) a breach of the Director’s duty of loyalty to the Corporation or its Members, (ii) a breach of the Director’s duty of care to the Corporation or its Members, or (iii) an act or omission that involves intentional misconduct or a knowing violation of the law. Written notice of such removal will be given to any Director so removed. Notwithstanding any other provision contained in these Bylaws, under no circumstances may the Members remove a Director either without cause or for any reason relating to credentialing, quality assurance, utilization review, peer review, or the practice of medicine. Any Director who ceases to meet the qualifications set forth in Section 4.02 (“Number, Tenure, and Qualifications and Requirements”) of these Bylaws will be removed effective as of the date such qualifications cease to be met.

B.	By Directors. Any one or more of the Directors may be removed without cause at any time by action of a majority of the Board, not including the Director(s) sought to be removed, provided there is a quorum of not less than a majority of the entire Board present if such action is taken at a meeting of the Board. A Director will be automatically removed should he or she lose or have suspended his or her license to practice medicine, lose or have suspended his or her hospital privileges, lose or have suspended his or her Drug Enforcement Administration Home (“DEA”) license, or fail to maintain malpractice insurance.
4.05.	Resignation. Any Director may resign at any time by giving written notice to the Board, the president, or the secretary. Such resignation will take effect at the time specified therein; and unless otherwise specified therein, no acceptance of such resignation will be necessary to make it effective.

4.06.	Vacancies. A vacancy will be declared in any seat on the Board of Directors upon the death, resignation, or removal of the occupant thereof, upon the disability of the occupant rendering him or her permanently incapacitated (as defined in Section 13.04 (“Permanent Incapacity”) of these Bylaws), or at such time that the occupant is no longer qualified under Section 4.02(C) to serve as a Director of the Corporation. All vacancies on the Board of Directors will be filled by the nominating process described in Section 4.03 above.

4.07.	Place of Meetings. Regular or special meetings of the Board of Directors may be held either within or outside the State of Texas.

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4.08.	Regular Meetings. A regular annual meeting of the Board of Directors will be held without other notice than these Bylaws, immediately after, and at the same place as, the annual meeting of the Members. The Board of Directors may provide by resolution the time and place, either within or outside the State of Texas, for the holding of additional regular meetings of the Board without other notice than such resolution.

4.09.	Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the president or any two (2) Directors. The person or persons authorized to call special meetings of the Board may fix any place, either within or outside the State of Texas, as the place for holding any special meetings of the Board called by them. It will be the duty of the secretary of the Corporation to give each Director at least ten (10) days’ notice of the date, time, place, and purpose of such special meeting.

4.10.	Quorum. A majority of the Directors will constitute a quorum for the transaction of business at any meeting of the Board; but if less than a quorum is present at said meeting, a majority of the Directors present and entitled to vote may adjourn the meeting from time to time without further notice.

4.11.	Voting and Proxies. Each Director will be qualified to originate and take part in the discussion of any subject that may properly come before the meeting of the Board of Directors, and each Director personally present at any meeting will be entitled to cast one (1) vote. The affirmative vote of a majority of the Directors present at a meeting at which a quorum is present will constitute a formal act of the Board of Directors, unless the act of a greater number is required by law, these Bylaws, or the Certificate of Formation. A Director may vote either in person or by proxy executed in writing by the Director or by his or her duly authorized attorney-in-fact, but no proxy will be valid after eleven (11) months from the date of its execution, unless otherwise expressly provided in the proxy. Each proxy will be revocable unless expressly provided therein to be irrevocable. Each proxy will be filed with the Secretary of the Corporation prior to or at the time of the meeting. Any vote must be taken by written ballot upon the oral or written request of any Director.

4.12.	Action by Written Consent. Any action required or permitted to be taken at a meeting of the Board of Directors or any committee may be taken without a meeting as may be provided in the Certificate of Formation or the BOC.

4.13.	Financial Relationship. If a Director or a nominee for Director has a financial relationship with any Member of the Corporation, any other Director, any Supplier (as defined below) of the Corporation, or any affiliate of any Member, other Director, or Supplier of the Corporation, then the existence of such relationship will be disclosed by the Director or nominee to the Members and the Board of Directors of the Corporation at the time of nomination and election, and to the TMB in the Corporation’s initial application for certification under Section 162.001(b) of the Texas Medical Practice Act and thereafter in any biennial statement to the TMB. The term “Supplier” as used in these Bylaws means (i) a physician retained to provide medical services to or on behalf of the Corporation, or (ii) any other person providing or anticipated to provide services or

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supplies to or on behalf of the Corporation in excess of Ten Thousand Dollars ($10,000) during a twelve (12)-month period.

4.14.	Credentialing and Quality Assurance. All decisions and policies concerning the Corporation’s credentialing, quality assurance, utilization review, and peer review policies will be made exclusively by a majority vote of the Board of Directors.

4.15.	Compensation. Directors will not receive any stated salaries for their services as Directors, but may, by resolution of the Members, receive a fixed sum and their expenses, if any, for attendance at each regular or special meeting of the Board; but nothing contained herein will be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefore.

4.16.	Termination of Physicians. The termination of the contract of any physician employed by or otherwise under contract to the Corporation to provide medical services may be accomplished only by a majority of the Board of Directors or its physician designee(s).

4.17.	Minutes of Meetings. The Board of Directors will keep regular minutes of its proceedings, and such minutes will be placed in the minute book of the Corporation.
ARTICLE V
Committees
5.01.	Standing Committees. The Board of Directors, by resolution passed by a majority of the entire Board of Directors, may from time to time, as appropriate, designate members of the Board of Directors to constitute committees of the Board of Directors including, but not limited to, the committees listed below. A majority of all the members of any such committee may determine its action and fix the time and place of any meeting, unless the Board of Directors will otherwise direct. The Board of Directors will have power at any time to change the number and the members of any such committee, to fill vacancies, and to discharge any such committee. No such committee will have the authority of the Board of Directors in reference to (i) amending, altering, or repealing these Bylaws; (ii) electing, appointing or removing any member of any such committee or any Director or officer of the Corporation; (iii) credentialing, quality assurance, utilization review and peer review policies; (iv) authorizing the sale, lease, exchange or mortgage of all or substantially all of the property and assets of the Corporation; (v) authorizing the voluntary dissolution of the Corporation or revoking proceedings therefore; (vi) adopting a plan for the distribution of the assets of the Corporation; or (vii) amending, altering or repealing any resolution of the Board of Directors which by its terms provides that it will not be amended, altered or repealed by such committee. The failure of the Board of Directors to establish and appoint membership to a specific committee will be deemed to be a retention of the responsibilities of such committee by the Board of Directors itself.
A.	Executive Committee. An executive committee may be established that will consist of two or more persons, a majority of whom are Directors and the remainder of which need not be Directors. The Executive Committee will have and may exercise such powers as the Board of Directors may determine and

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specify in the respective resolutions appointing the members of such executive committee, except as such delegation of power may be limited by Section 22.218 of the BOC.

B.	Utilization Review and Medical Management Committee. A utilization review and medical management committee may be established that will consist of such number of Directors (not less than two (2)) which will assess and review the quality of medical and health care services rendered to patients and will address over-utilization, under-utilization, and inefficient scheduling of resources. The committee’s functions will include, but not be limited to, credentialing and certification of physicians if such function is not delegated to a committee under 5.0l(c) (“Credentialing Committee”) of these Bylaws, review and audit of medical records, peer review, and prospective, concurrent, and retrospective review of medical services and supplies provided to patients. A majority of the utilization review and medical management committee may determine its actions and fix the time and place of its meetings unless the Board of Directors will otherwise provide. The Board of Directors, by an affirmative vote, will have the power at any time to change the powers and members of the utilization review and medical management committee and to fill vacancies, provided that the Board of Directors may confer the power to decide these matters to another committee of the Corporation. All records, minutes, and determinations of, and all written or oral communications to the committee or its subcommittees regarding peer review are confidential and subject to the provisions of the Texas Medical Practice Act, as may be amended from time to time. However, all credentialing, quality assurance, utilization review and peer review policies will be made exclusively by the Board of Directors.

C.	Credentialing Committee. A credentialing committee may be established that will consist of such number of Directors (not less than two (2)) to monitor, review and report to the Board of Directors the ongoing compliance with existing credentialing criteria and to recommend to the Board of Directors any suggested or proposed changes to such criteria of the Corporation and any entity with which the Corporation has or is proposed to have any contractual relationship, including licensure, certification, continuing medical education, practice privileges and similar matters as may be determined by the Board of Directors. However, all credentialing, quality assurance, utilization review and peer review policies will be made exclusively by the Board of Directors.
5.02.	Special Committees. The Board of Directors may designate one or more special committees as are necessary and that are not in conflict with other provisions of these Bylaws. The duties of any such special committees will be prescribed by the Board of Directors upon their designation. No such committee will have the authority of the Board of Directors in reference to (i) amending, altering, or repealing these Bylaws; (ii) electing, appointing or removing any member of any such committee or any Director or officer of the Corporation; (iii) credentialing, quality assurance, utilization review and peer review policies; (iv) authorizing the sale, lease, exchange or mortgage of all or substantially all of the property and assets of the Corporation; (v) authorizing the

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voluntary dissolution of the Corporation or revoking proceedings therefor; (vi) adopting a plan for the distribution of the assets of the Corporation; or (vii) amending, altering or repealing any resolution of the Board of Directors which by its terms provides that it will not be amended, altered or repealed by such committee. Each special committee will consist of two or more persons appointed by the chairman of the Board of Directors, who may, but need not be, Directors of the Corporation, however, at least a majority of the members must be Directors. A special committee will limit its activities to the accomplishment of the tasks for which it is designated and will have no power to act except as specifically conferred by action of the Board of Directors. The president of the Corporation or his or her designee will serve as an ex-officio non-voting member of each special committee of the Corporation. Upon the completion of the task for which designated, such special committee will stand dissolved.

5.03.	Quorum. A majority of the voting members of the committee will constitute a quorum for the transaction of business at any meeting of such committee. The act of a majority of the voting members of the committee present at a meeting at which a quorum is present will constitute a formal action of the committee.

5.04.	Proxies. A committee member may vote either in person or by proxy executed in writing by the member or by his or her duly authorized attorney-in-fact, but no proxy will be valid after eleven (11) months from the date of its execution, unless otherwise expressly provided in the proxy. Each proxy will be revocable unless expressly provided therein to be irrevocable. Each proxy will be filed with the secretary of the Corporation prior to or at the time of the meeting. Any vote must be taken by written ballot upon the oral or written request of any committee member.

5.05.	Meetings and Notices. Meetings of a committee may be called by or at the request of the president of the Corporation or the chairman of the committee or any two (2) committee members. Each committee will meet as often as is necessary to perform its duties, Notice may be given at any time and in any manner reasonably designated to inform the members of the time and place of the meetings. Each meeting will keep minutes of its proceedings.

5.06.	Removal and Resignation. Any committee member may resign by giving notice to the chairman of the committee or the secretary of the Corporation. Unless otherwise specified in the notice, such resignation will take effect upon receipt thereof, and the acceptance of such resignation will not be necessary to make it effective. The Board of Directors may remove at any time, with or without cause, any member of any standing committee. The Board of Directors or the chairman of the Board of Directors may remove, at any time with or without cause, any member of a special committee.

5.07.	Vacancies. A vacancy on a committee will be filled for the unexpired portion of the term of the former occupant in the same manner in which an original appointment to such committee.

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ARTICLE VI
Notices and Telephone Meetings
6.01.	Notice of Meetings. Written or printed notice stating the place, day and hour of any meeting, and in the case of a special Directors’ meeting or special Members’ meeting, the purpose or purposes for which the meeting is called, will be delivered not less than ten (10) days nor more than sixty (60) days before the date of an annual meeting and not less than two (2) nor more than thirty (30) days before the date of the meeting, either personally, by mail, facsimile, charges prepaid, by or at the direction of the president, secretary, or the officer or the person calling the meeting to each Director or Member, as appropriate. Such notice will be deemed to be delivered three days after deposited in the United States Mail, addressed to the Members or the Directors, as appropriate, at the addresses and facsimile numbers appearing on the records of the Corporation, with charges thereon prepaid. If transmitted by facsimile, such notice is deemed to be delivered on successful transmission of the facsimile. Such further or earlier notice will be given as may be required by law.

6.02.	Waiver of Notice. Any notice required to be given may be subject to a waiver thereof in writing signed by the person or persons entitled to receive such notice, whether before or after the time stated therein, and such waiver will be deemed equivalent to the giving of such notice in a timely manner. Any such signed waiver of notice, or a signed copy thereof, will be placed in the minute book of the Corporation. Attendance of such persons at any meeting will constitute a waiver of notice of such meetings, except where the persons attend for the express purpose of objecting that the meeting is not lawfully convened.

6.03.	Telephone Meetings. Subject to the requirements of the BOC or these Bylaws for notice of meetings, Members, Directors, or members of any committee designated by such Board of Directors may participate in and hold a meeting of such Members, Board of Directors, or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can communicate with each other, and participation in a meeting pursuant to this Section 6.03 will constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
ARTICLE VII
Officers
7.01.	Officers. The officers of the Corporation will be a president, one or more vice presidents, a treasurer, a secretary, and such other officers or assistant officers as may be elected in accordance with the provisions of these Bylaws.

7.02.	Election and Term of Office. The president, one or more vice presidents, a treasurer, and a secretary will be elected to office by the Members at the time of the initial or annual meeting of the Members. Each officer so elected will take office on the date of his or her election and will hold office until the earlier of (i) the expiration of three (3) years, (ii) the

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date such officer resigns, or (iii) the date such officer is removed. Any two or more offices may be held by the same person, except that the offices of president and secretary may not be held by the same person.

7.03.	Resignation. Any officer may resign at any time by giving written notice thereof to the president or secretary of the Corporation. Unless otherwise specified in the notice, the resignation will take effect upon receipt thereof, and the acceptance of the resignation will not be necessary to make it effective.

7.04.	Removal. Any officer elected by the Members may be removed by the Members, with or without cause, at any time by a majority vote of the Members; provided, however, such removal will be without prejudice to the contract rights, if any, of the officer so removed.

7.05.	Vacancies. Whenever a vacancy will occur in any office of the Corporation, such vacancy will be filled by the Members by the election of anew officer as provided in Section 7.02 (“Election and Term of Office”) above, who will take office on the date of his or her election and will hold office until the earlier of (i) expiration of three (3) years, (ii) the date such officer resigns, or (iii) the date such officer is removed.

7.06.	Duties of the Officers.
A.	President. The president will be the chief executive officer of the Corporation, and, subject to the control of the Board of Directors and/or the Members as appropriate, will have general charge and supervision of the administration of the activities and affairs of the Corporation. The president may attend all meetings of the Board of Directors and the Members. The president will see that all actions and resolutions of the Board of Directors and/or the Members as appropriate are carried into effect. The president will sign and execute all legal documents and instruments in the name of the Corporation when authorized to do so by the Board of Directors and/or the Members as appropriate, prepare an annual budget showing expected receipts and expenditures for consideration by the Board of Directors and approval by the Members, and will perform such other duties as may be prescribed from time to time by the Board of Directors or Members. The president will also have the power to appoint and remove subordinate employees. The president will submit to the Board of Directors and Members plans and suggestions for the activities of the Corporation, will direct its general correspondence, and will present recommendations in each case to the Board of Directors and Members for decision. The president will also submit a report of the activities and affairs of the Corporation at each annual meeting of both the Board of Directors and the Members and at other times when called upon to do so by the Board of Directors or the Members. The president need not be a Member of the Corporation or a member of the Board of Directors.

B.	Vice Presidents. The vice presidents, in order of rank, will discharge the duties of the president in the event of the president’s absence or disability for any cause whatever. They will also perform such additional duties as may be prescribed

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from time to time by the Board of Directors. Vice presidents need not be Members of the Corporation or members of the Board of Directors.

C.	Treasurer. The treasurer will keep account of all monies, credits and property of the Corporation that will come into the treasurer’s hands and keep accurate account of all monies received and discharged. The treasurer will have the custody of all the funds and securities of the Corporation and will deposit the same in such banks and depositories as the Members will designate. The treasurer will keep proper books of account and other books showing at all times the amount of the funds and other property belonging to the Corporation, all of which books will be open at all times to the inspection of the Members. The treasurer will also submit a report of the accounts and financial condition of the Corporation at each annual meeting of the Members. The treasurer shall, under the direction of the Members, disburse all monies and sign all checks and other instruments drawn on or payable out of the funds of the Corporation. In general, the treasurer will perform all the duties which are incident to the office of treasurer, subject to the instruction of the Members and will perform such additional duties as may be prescribed from time to time by the president. The Members may require the treasurer to give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Members will determine. In the case of absence or disability of the treasurer, the Members may appoint an assistant treasurer to the office to perform the duties of the treasurer during such absence or disability. The treasurer need not be a Member of the Corporation or a member of the Board of Directors.

D.	Secretary. The secretary will have charge of the records and correspondence of the Corporation under the direction of the president, and will be the custodian of the seal of the Corporation, if any. The secretary will attend all meetings of the Board of Directors and give notice of meetings as is required by these Bylaws. The secretary will take and keep true minutes of all meetings of the Board of Directors. The secretary will discharge such other duties as will be prescribed from time to time by the president or the Board of Directors. In case of a prolonged absence or disability of the secretary, the Board of Directors may appoint an assistant secretary to perform the duties of the secretary during such absence or disability. The secretary need not be a Member of the Corporation or a member of the Board of Directors.
ARTICLE VIII
Books and Records
8.01.	Books and Records. The Corporation will keep correct and complete books and records of account and will keep minutes of the proceedings of its Members, Board of Directors, and committees having any authority of the Board of Directors and will keep at the registered office or principal office a record of the names and addresses of the members entitled to vote. A Member of the Corporation, on written demand stating the purpose of the demand, has the right to examine and copy, in person or by agent, accountant, or

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attorney, at any reasonable time, for any proper purpose, the books and records of the Corporation relevant to that purpose, at the expense of the Member.

8.02.	Voting Members’ List For Meeting. After fixing a record date for the notice of a meeting, the Corporation will prepare an alphabetical list of names of all its voting Members who are entitled to notice of the meeting. The list must show the address and number of votes each voting Member is entitled to cast at the meeting. The Corporation will maintain, through the time of the Members’ meeting, a list of Members who are entitled to notice of the meeting but are not entitled to vote at the meeting. This list will be prepared on the same basis and be part of the list of voting Members. Not later than two (2) business days after the date notice is given of a meeting for which a list was prepared, and continuing through the meeting, the list of voting Members must be available for inspection by any Member entitled to vote at the meeting for the purpose of communication with other Members concerning the meeting, at the Corporation’s principal office or at a reasonable place identified in the meeting notice in the city where the meeting will be held. A voting Member or a voting Member’s agent or attorney is entitled on written demand to inspect and copy the list, in person or by agent, accountant, or attorney at a reasonable time, for any proper purpose, and at the Member’s expense during the period it is available for inspection. The Corporation will make the list of voting Members available at the meeting, and any voting Member or voting Member’s agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.
ARTICLE IX
Indemnification
9.01.	Indemnification of Officers, Directors, Etc. The Corporation will indemnify a director, officer, member, committee member, employee, or agent of the Corporation who was, is, or may be named defendant or respondent in any proceeding as a result of his or her actions or omissions within the scope of his or her official capacity in the Corporation. For the purposes of this article, an agent includes one who is or was serving at the Corporation’s request as a director, officer, partner, venturer, proprietor, trustee, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise.
A.	The Corporation will indemnify a person only if he or she acted in good faith and reasonably believed that his or her conduct was in the Corporation’s best interests. In case of a criminal proceeding, the person may be indemnified only if he or she had no reasonable cause to believe that the conduct was unlawful. The Corporation will not indemnify a person who is found liable to the Corporation or is found liable to another on the basis of improperly receiving a personal benefit from the Corporation. A person is conclusively considered to have been found liable in relation to any claim, issue, or matter if the person has been adjudged liable by a court of competent jurisdiction and all appeals have been exhausted. Termination of a proceeding by judgment, order, settlement, conviction, or on a

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plea of nolo contendere or its equivalent does not necessarily preclude indemnification by the Corporation.

B.	The Corporation will pay or reimburse expenses incurred by a director, officer, member, committee member, employee, or agent of the Corporation in connection with the person’s appearance as a witness or other participation in a proceeding involving of affecting the Corporation when the person is not a named defendant or respondent in the proceeding.

C.	In addition to the situations otherwise described in this paragraph, the Corporation may indemnify a director, officer, member, committee member, employee, or agent of the Corporation to the extent permitted by law. However, the Corporation will not indemnify any person in any situation in which indemnification is prohibited by paragraph 9.01.A, above.

D.	The Corporation may advance expenses incurred or to be incurred in the defense of a proceeding to a person who might eventually be entitled to indemnification, even though there has been no final disposition of the proceeding. Advancement of expenses may occur only when the procedural conditions specified in paragraph 9.03.C, below, have been satisfied. Furthermore, the Corporation will never advance expenses to a person before final disposition of a proceeding if the person is a named defendant or respondent in a proceeding brought by the Corporation or if the person is alleged to have improperly received a personal benefit or committee other willful or intentional misconduct.
9.02.	Extent and Nature of Indemnity. The indemnity permitted under these Bylaws includes indemnity against judgments, penalties, (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorney’s fees) actually incurred in connection with the proceeding. If the proceeding was brought by or on behalf of the Corporation or one or more members, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding.

9.03.	Procedures Relating to Indemnification Payments
A.	Before the Corporation may pay any indemnification expenses (including attorney’s fees), the Corporation must specifically determine that indemnification is permissible, authorize indemnification, and determine that expenses to be reimbursed are reasonable, except as provided in subparagraph (C), below. The Corporation may make these determinations and decisions by any one of the following procedures:
(1)	Majority vote of a quorum consisting of directors who, at the time of the vote, are not named defendants or respondents in the proceeding.

(2)	If such a quorum cannot be obtained, by a majority vote of a committee of the Board, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the proceeding.

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(3)	Determination by special legal counsel selected by the Board by the same vote as provided in subparagraphs (1) or (2), above, or if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors.

(4)	Majority vote of members, excluding directors or other members who are named defendants or respondents in the proceeding.

(5)	The Corporation will authorize indemnification and determine that expenses to be reimbursed are reasonable in the same manner that it determines whether indemnification is permissible. If special legal counsel determines that indemnification is permissible, authorization of indemnification and determination of reasonableness of expenses will be made as specified by subparagraph (a)(iii), above, governing selection of special legal counsel. A provision contained in the Certificate of Formation, or a resolution of members or the Board of Directors that requires the indemnification permitted by paragraph 9.01, above, constitutes sufficient authorization of indemnification even though the provision may not have been adopted or authorized in the same manner as the determination that indemnification is permissible.
B.	The Corporation will advance expenses before final disposition of a proceeding only after it determines that the facts then known would not preclude indemnification. The determination that the facts then known to those making the determination would not preclude indemnification and authorization of payments will be made in the same manner as a determination that indemnification is permissible under subparagraph (A), above.

In addition to this determination, the Corporation may advance expenses only after it receives a written affirmation and undertaking from the person to receive the advance. The person’s written affirmation will state that he or she has met the standard of conduct necessary for indemnification under these Bylaws. The written undertaking will provide for repayment of the amounts advanced by the Corporation if it is ultimately determined that the person has not met the requirements for indemnification. The undertaking will be an unlimited general obligation of the person, but it need not be secured and may be accepted without reference to financial ability to repay.

C.	Any indemnification or advance of expenses will be reported in writing to the Corporation’s members. The report will be made with or before the notice or waiver of notice of the next members’ meeting, or with or before the next submission to members of a consent to action without a meeting. In any case, the report will be sent within the 12-month period immediately following the date of the indemnification or advance.

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ARTICLE X
Amendments to Bylaws
     These Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by the Members of the Corporation, subject to the approval by a majority of the Board of Directors.
ARTICLE XI
Interpretation
     These Bylaws will be interpreted in a manner that reserves to physicians the sole authority to engage in the practice of medicine and reserves to the Board of Directors the sole authority to direct the medical, professional, and ethical aspects of the practice of medicine. These Bylaws will also be interpreted in a manner that recognizes the intent of the Corporation to comply with the rules promulgated by the TMB as they relate to non-profit health organizations certified under Section 162.001(b) of the Texas Medical Practice Act.
ARTICLE XII
Other Provisions
12.01.	Fiscal Year. The fiscal year of the Corporation shall, unless otherwise fixed by resolution of the Board of Directors, be the calendar year.

12.02.	Seal. The Corporation’s seal, if any, will be in such form as may be prescribed by the Members. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced. The seal need not be affixed to any document signed on behalf of the Corporation unless specifically required by resolution of the Members.

12.03.	Severability. If any portion of these Bylaws will be invalid or inoperative, then, so far as is reasonable, the remainder of these Bylaws will be considered valid and operative and effect will be given to the intent manifested by the portion held invalid or inoperative.

12.04.	Permanent Incapacity. Any Director of the Board of Directors who will be incapable of participating in the management and affairs of the Corporation for a continuous period of six (6) months will be deemed to be “permanently incapacitated” within the meaning of that term as used in these Bylaws.
     I, the undersigned, being the secretary of the Corporation do hereby certify that the foregoing are the Bylaws of said Corporation, as adopted by the Directors of said Corporation as of the 22nd day of May, 2008.

/s/ Mary Kim E. Shipp
Secretary
4123698.1
56494.1

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